Exhibit 10.15

EXCLUSIVE TERRITORY LICENSING AGREEMENT

This Exclusive Territory Platform Licensing Agreement with Joint Distribution Outside Exclusive Territory (this "Agreement") is entered into on May 27, 2021 ("Effective Date") between Noble Vici Group, Inc. ("NVGI") and Accell Technologies, Inc. ("Accell"). Each of NVGI and Accell may be referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A.            NVGI develops software and is marketing exclusively or predominantly in Asia telecommunication products and services including but not limited to Ecommerce Aggregator, Reward Adtech, AIM system and Delivery Services (the "Platform"). A full description of the current functions included in the Platform and its Intellectual Property is attached as Exhibit 1.

B.             Accell develops software and marketing telecommunications products and services, which it develops or licenses to mobile telecommunications operators throughout North and South America.

C.             The Parties enter into this Agreement to capitalize on their respective synergies. AGREEMENT

1.              Territory. NVGI grants Accell the exclusive license to use, market, and sell the Platform, including the right to sub-license to non-affiliated third-parties, and to grant such third parties rights to further sub-license to their customers, subscribers, employees or other users ("Accell License") in the following geographic region ("Accell Territory"): All continents of North America and South America, including all the islands in the Caribbean Sea, including the US unincorporated territory of Puerto Rico. As of 2020, the total population in Latin America is more than 650 million people.

2.              Term. Due to the investment by Accell, the Term of the License granted to Accell in this Agreement is ten years from the Effective Date (the "Commencement Date"). Accell shall have one year from the Commencement Date to develop marketing strategies and commence sales activities (the "Rollout Period").

3.              Royalties. Within the Accell Territory and for revenue Accell receives from its clients for distribution of the Platform, Accell shall pay NVGI or its subsidiaries, a royalty of 10% of the gross revenue paid by each client or per country, not to exceed 20% of EBITDA per country within the territory (the "Royalty"), whichever amount is higher. The Royalty shall be paid to NVGI or its subsidiaries quarterly within 30 days from March 31, June 30, September 30 and December 31 of each year within the Term. Accell shall submit with each Royalty Payment a report summarizing its gross revenues and (if applicable) expenses comprising EBITDA. As a requirement to start the licensing works, a one-time set up fee ("Setup Fee") of USDXXXX per country for cloud installation and access fee will be required. In addition to the Setup Fee, a one-time core integration fee ("Core Fee") to cover Engineers and Developers Technicians for actual integration of the software platform with the Telecom/Carrier Clients. Core Fee shall be based on reimbursement at costs basis and to be confirmed and agreed upon. A yearly software maintenance and upgrade fees of USDXXXX for each country will also be separately charged.

4.             Branding. Accell shall have the right to market the Platform, including white label of any tangible components, literature, brochures and copyright material as "Accell Technologies, powered by NVGI," or any similar branding verbiage.

5.             Protection of Intellectual Property. Accell shall have the right but not the obligation to file and prosecute in any country within the Accell Territory all means of protection of Intellectual Property ("IP Protection"). Accell shall be entitled to deduct the direct costs associated with IP Protection (including fees of attorneys and country registration fees) from future Royalty payments. NVGI shall regularly inform Accell of any upgrades, updates, or developments in the Platform constituting Intellectual Property, and shall cooperate with Accell in all IP Protection initiated by Accell. Accell shall regularly inform NVGI of the status of any NVGI's IP Protection or any election not to pursue IP Protection.

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6.             NVGI Assistance. Upon request, NVGI shall make available to Accell-NVGI's worldwide software, application and content development team, to assist with customizing and integrating the Platform on behalf of Accell or its clients. Such utilization shall be at Accell's expense but at NVGI's direct cost pricing without mark-up.

7.             Confidentiality. Throughout the Term, each Party may disclose Confidential Information to the other Party. As used in this Agreement, "Confidential Information" means all nonpublic information disclosed by either Party (the "Disclosing Party") or its Affiliates, or their respective directors, officers, employees and agents, to the other Party (the "Receiving Party") or its Personnel (as defined below) hereunder in connection with the subject matter of this Agreement that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential, including, without limitation: (i) nonpublic information relating to the Disclosing Party's technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (ii); third-party information that the Disclosing Party identifies as confidential; and (iii); the nature, content and existence of any discussions or negotiations regarding the terms of this Agreement. The Receiving Party may use Confidential Information only in pursuance of the Purpose. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone, other than its Personnel, without the prior written consent of the Disclosing Party. The Receiving Party shall take reasonable measures to avoid unauthorized disclosure, dissemination or use of Confidential Information in breach of this Agreement, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party may disclose Confidential Information to its Affiliates and its and their respective directors, officers, employees, consultants, advisors, attorneys and/or accountants (such individuals receiving Confidential Information hereunder, collectively, "Personnel"), who have a need to know Confidential Information in connection with the Purpose. The Receiving Party will ensure that its Personnel comply with this Agreement.

8.              Representations and Warranties. Each Party represents and warrants to the other Party the matters contained in sub-Sections 8(a)-(c), and NVGI warrants and represents to Accell the matters contained in sub-Sections 8(d)-(e), respectively, as follows:

(a)            Organization and Business; Power and Authority; Effect of Transaction. Such Party is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or conducting its business requires such qualification. Such Party has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement will not (i) conflict with, or result in a breach or violation of, or constitute a default under, any corporate governance document of such Party or any law to which such Party is subject, (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify or cancel, or require any consent or notice under any agreement, contract, lease, license, instrument or other arrangement to which such Party is a party or by which it is bound.

(b)            Legal Actions; Compliance with Laws. There are (a) no legal actions of any kind pending or to the knowledge of such Party, threatened, that would reasonably be expected to impair such Party's ability to perform its obligations under this Agreement. Such Party has not received any notification from any governmental authority of any asserted present or past failure to comply in any material respect with any laws or orders to which such Party is subject, and there is no pending or, to the knowledge of such Party, threatened investigation of any sort against such Party. Such Party possesses all material governmental authorizations that are necessary for the operation of its business.

(c)            Bankruptcy Matters. Such Party has not (a) changed its name or suspended its business, (b) had proceedings pending or threatened by or against it in bankruptcy or reorganization in any court, (c) resolved or otherwise agreed to file a case in bankruptcy or reorganization in any court, or

(d)  admitted in writing its inability to pay its debts as they become due. Such Party is, and after giving effect to the transactions contemplated in this Agreement will be, solvent.

(d)            Intellectual Property. NVGI owns or holds valid licenses over all Intellectual Property associated with the Platform (the "Platform IP") without any known conflict with, or infringement of, the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by NVGI associated with the Platform IP violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person. Other than with respect to (1) commercially available software products under standard end-user object code license agreements, and (2) rights granted pursuant to this Agreement, NVGI has not granted and there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Platform IP within the Accell Territory, nor is NVGI bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. NVGI has not received any communications alleging that it has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To NVGI's knowledge, it will not be necessary for NVGI to use any inventions of any employee or consultant (or Persons either currently intends to hire) made prior to the employment of such person by NVGI. All employees and consultants have granted NVGI ownership of any inventions developed as a result of their work on behalf of NVGI.

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(e)            Efficacy of the Platform. The attributes of the Platform currently and at all future times will perform to at least the standards described in Exhibit 1.

9.              Indemnification. Each Party agrees to indemnify and hold harmless each other Party, and their respective employees, agents, affiliates, successors and assigns, from and against any and all claims, actions, causes for action, judgments, violations, demands, costs and expenses incurred by the Party indemnified resulting from any act, omission, failure to act, breach or violation of the indemnifying Party, including, but not limited to as a result of breach of any representation or warranty, or failure to perform any obligation under this Agreement

10.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to California's conflict-of-laws rules.

11.            Dispute Resolution. If a dispute arises relating to the interpretation, enforcement or termination of this Agreement, including claims for breach of contract, breach of the covenant of good faith and fair dealing, or any other claims ("Dispute"), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration. Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), sitting in Orange County, California, for resolution by a single arbitrator acceptable to both Parties. If the Parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence. The award of such arbitrator shall be final and binding on the Parties. The arbitration award may be entered as a judgment and enforced by any court of competent jurisdiction.

12.            Injunctive Relief. Notwithstanding the Dispute Resolution procedures described in Section 11, if a Party believes in good faith that damages may be an inadequate remedy in the event of a breach or threatened breach by the Party, and that any such breach or threatened breach may cause irreparable injury and damage, such Party shall be entitled to seek injunctive relief in any court of competent jurisdiction. To the maximum extent allowable by law, such court shall grant solely such injunctive relief as is necessary to maintain the status quo and shall direct the Parties to resolve all other aspects of the Dispute through the Dispute Resolution mechanism described in Section 11. If the court determines that the Party seeking injunctive relief did not have a good faith basis to seek injunctive relief, it shall award the other Party attorney fees in accordance with Section 13.

13.            Attorney Fees. In connection with any Dispute Resolution (including Injunctive Relief or for entry or enforcement of any judgment of an arbitration award), the prevailing Party shall be entitled to recover from the non-prevailing party its reasonable attorney fees, fees of expert witnesses, filing and administrative fees, arbitrator fees, and other out-of-pocket costs (collectively "Dispute Fees") that Party has incurred in connection with the Dispute, all in such amounts as are determined to be reasonable by the arbitrator or court awarding Dispute Fees. In determining which is the prevailing Party, the arbitrator or court shall compare the relief sought to the relief obtained by each Party, and for this limited purpose may consider any settlement offers made and rejected by each Party. In determining the reasonableness of Dispute Fees to be awarded, the arbitrator or court may consider the corresponding Dispute Fees incurred by the other Party.

14.            Notices. All notices, requests and demands to or upon a Party shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by electronic facsimile or email, with confirmation of receipt. All notices shall be to the physical or email addresses set forth below the Parties' signatures at the end this Agreement. Either Party may, from time to time, change such address by giving the other Party notice of such change in accordance with this Section.

15.            Partial Invalidity. If a provision of this Agreement is determined to be invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision.

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16.            No Waiver. Any failure by either Party to require the other Party's strict performance of any provision of this Agreement shall not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

17.            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. No other party shall be a third-party beneficiary to, or otherwise acquire or have any rights under this Agreement.

18.            Integration; Interpretation; Amendment. This Agreement constitutes the entire agreement between the Parties relating to the matters discussed herein and supersedes all prior oral or written communications, understandings and agreements between the Parties hereto. Each Party has participated in the negotiation of the terms of this Agreement and has had an opportunity to consult with attorneys of its choosing, such that the Agreement shall not be interpreted strictly in favor of or against either Party. The Recitals of this Agreement constitute substantive provisions. This Agreement may be amended or modified only in a writing signed by both Parties.

19.            Counterparts. This Agreement may be executed by facsimile and in counterpart copies. This Agreement becomes effective when both Parties have signed and delivered a signed counterpart to the other Party.

NOBLE VICI GROUP, INC.	ACCELL TECHNOLOGIES, INC.

By /s/ Eldee Tang	By /s/ George Alvarez
Eldee Tang, its Director	George Alvarez, its Director

Address for Notice:	Address for Notice:
45 Ubi Crescent	1494 Union Street, Suite 1002
Singapore 408590	San Diego, CA 92101
Email: eldee.tang@noblevici.com	Email: galvar@axyum.net

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Exhibit 1

1)	Online Deals - V-MORE Ecommerce
i)	An eCommerce aggregating platform that consolidates and links to an ever-growing list of leading eCommerce sites, driving traffic, users and sales to them.
•	V-MORE earns a percentage of the successful sales and transactions driven to these different eCommerce sites.

ii)	Facilitates small and medium-sized businesses such as eateries and shops in their digitalization, increase their reach, visibility and sales through targeted promotions and e-voucher sales on V- MORE.
•	V-MORE charges only a 10% fee on successful e-voucher sales.

2)	Cloud - AIM System (Advertising Incentive Marketing)
i)	Allow eCommerce sites and e-voucher providers to advertise and promote their offers on the platform through trackable referral links.

ii)	Referrers earn a percentage (rebate points) from their referees’ purchases of e-vouchers perpetually.

•	Users are motivated and incentivized to promote and share the benefits of utilizing the V-MORE platform or purchase specific V-MORE featured products or services more effectively than merely relying on word-of-mouth.

3)	Offline Deals - IoT-Enabled Reward AdTech
i)	V-MORE online advertising features can also be mirrored onto out-of-home (OOH) advertising digital panels at bus stops or other high traffic public areas.

ii)	Advertiser and promoter can also put up advertising and promotion on these OOH digital panels to drive proximity-based sales or increase visibility and footfall to nearby retailers.

iii)	Nearby retailers and eateries promotions will be uploaded as e-vouchers, allowing more users to access to more deals and help in reducing their cost of living.

iv)	More users can be acquired through this method.

4)	Fulfillment - Delivery Services

i)	last-mile delivery tracking systems.

ii)	Applicable for purchases made on V-MORE:

•	Users – Convenience and safe
•	Riders and deliverymen - Job creation benefitting the unemployed or low-income earners

iii)	Riders and deliverymen may supplement their income with recurring referral fees when they sign up businesses to advertise on V-MORE.

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